Exhibit 21

Macy's, Inc.
Subsidiary List as of March 31, 2013

Corporate Name	State of Incorporation/ Formation	Trade Name(s)
Advertex Communications, Inc.	Delaware	Macy’s Marketing
Bloomingdale's By Mail Ltd.	New York	Bloomingdales.com
Bloomingdale's, Inc.	Ohio
Bloomingdale’s The Outlet Store, Inc.	Ohio	Bloomingdale’s Outlet
FDS Bank	N/A
FDS Thrift Holding Co., Inc.	Ohio
Macy’s Corporate Services, Inc.	Delaware
Macy’s Credit and Customer Services, Inc.	Ohio
Macy’s Credit Operations, Inc.	Ohio
Macy’s Florida Stores, LLC	Ohio	Macy’s
Macy’s Merchandising Corporation	Delaware
Macy’s Merchandising Group (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International, LLC	Delaware
Macy’s Merchandising Group Procurement, LLC	Delaware
Macy’s Merchandising Group, Inc.	Delaware
Macy’s Retail Holdings, Inc.	New York	Macy’s
Macy’s Systems and Technology, Inc.	Delaware
Macy’s West Stores, Inc.	Ohio	Macy’s
Macys.com, Inc.	New York
May Department Stores International, Inc.	Delaware
West 34th Street Insurance Company	Vermont
West 34th Street Insurance Company New York	New York

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